Exhibit 99.1

Press Release Dated July 23, 2014

NEWS RELEASE

July 23, 2014

Farmers Capital Bank Corporation Announces Second Quarter Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) reported net income of $4.8 million or $.57 per common share for the second quarter and $8.2 million or $.95 per common share for the first six months of 2014. Net income for the current quarter increased $1.5 million or 43.1% compared with the linked quarter, which represents an increase of $.19 per common share. Compared to a year earlier, net income increased $1.3 million or 36.0% for the quarter and $855 thousand or 11.7% for the first six months. On a per common share basis, net income increased $.16 or 39.0% and $.10 or 11.8% over the prior-year three and six month periods, respectively.

“We continue making progress toward one of our primary goals, which is improving the credit quality of our loan portfolio,” says Lloyd C. Hillard, Jr., President and Chief Executive Officer of the Company. “Nonperforming loans have declined to their lowest level since the first quarter of 2009,” Mr. Hillard continues. “And although we had our first quarterly increase in other real estate owned since the fourth quarter of 2012, total nonperforming assets have decreased in seven consecutive quarters and are at the lowest level since the third quarter of 2009.”

“Another great challenge we face is generating high quality loan growth,” says Mr. Hillard. “We received early payoffs from several larger balance credits during the quarter which have masked the efforts we’ve made to grow the portfolio. These payoffs have generally been related to nonbank competitors that are willing to offer nonrecourse and other terms that are significantly below our underwriting standards. During the current quarter, we had early payoffs of three larger balance commercial real estate credits totaling $15.1 million that were refinanced at these other nonbank entities.”

A summary of nonperforming assets follows for the periods indicated.

(In thousands)	June 30, 2014	March 31, 2014	December 31, 2013	September 30, 2013	June 30, 2013
Nonaccrual loans	$18,095	$24,720	$23,838	$25,063	$21,259
Loans 90 days or more past due and still accruing	-	434	444	-	-
Restructured loans	25,456	25,944	26,255	26,435	26,238
Total nonperforming loans	43,551	51,098	50,537	51,498	47,497

Other real estate owned	39,034	35,444	37,826	41,661	46,465
Other foreclosed assets	12	-	-	-	-
Total nonperforming assets	$82,597	$86,542	$88,363	$93,159	$93,962

Ratio of total nonperforming loans to total loans (net of unearned income)	4.5%	5.2%	5.1%	5.1%	4.7%
Ratio of total nonperforming assets to total assets	4.6	4.8	4.9	5.1	5.2

Farmers Capital Bank Corporation   *   Page 1 of 6

Activity during the current quarter for nonaccrual loans, restructured loans, and other real estate owned follows:

(In thousands)	Nonaccrual Loans	Restructured Loans	Other Real Estate Owned
Balance at March 31, 2014	$24,720	$25,944	$35,444
Loans placed on nonaccrual status	1,513	-	-
Loans restructured	-	-	-
Principal paydowns	(1,220)	(488)	-
Transfers to performing status	(248)	-	-
Transfers to other real estate owned/other foreclosed assets	(6,383)	-	6,643
Charge-offs/write-downs	(287)	-	(508)
Proceeds from sales	-	-	(2,361)
Net loss on sales	-	-	(184)
Balance at June 30, 2014	$18,095	$25,456	$39,034

Nonaccrual loans decreased $6.6 million or 26.8% during the quarter, driven mainly by two larger-balance commercial real estate credits totaling $6.2 million that were reclassified to other real estate upon acquiring the underlying collateral. Other real estate properties with an aggregate carrying value of $2.5 million were sold during the quarter with a related loss of $184 thousand.

The allowance for loan losses was $17.1 million or 1.76% of loans (net of unearned income) outstanding at June 30, 2014. At March 31, 2014 and year-end 2013, the allowance for loan losses was $18.7 million or 1.90% of net loans outstanding and $20.6 million or 2.06% of net loans outstanding, respectively. Net loan charge-offs were $179 thousand in the current three months compared with $2.0 million in the linked quarter. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.02% and 0.21% in the current and linked quarters, respectively. The higher net charge-offs in the previous quarter were driven primarily by two events: charge-offs totaling $1.0 million related to a group of fraudulent loans initiated by a former loan officer and a charge-off of $755 thousand related to one credit secured by commercial real estate.

Second Quarter 2014 Compared to First Quarter 2014

●

Net income was $4.8 million or $.57 per common share for the second quarter of 2014, an increase of $1.5 million or $.19 per common share compared to the linked quarter. The increase in net income is primarily attributed to a decrease to the provision for loan losses of $1.5 million and an increase in noninterest income of $618 thousand or 11.5%. Noninterest expenses decreased $107 thousand or 0.7%. Income tax expense increased $839 thousand or 74.9%.

●	Net interest income was relatively unchanged at $13.7 million in the comparison. Interest expense decreased $91 thousand or 3.4%, partially offset by lower interest income of $43 thousand or 0.3%.
●

Net interest margin was 3.40% for the current quarter, a decrease of one basis point from 3.41% in the linked quarter. Net interest spread was 3.24% and 3.25% in the current and linked quarters, respectively. Overall cost of funds decreased two basis points to 0.79%.

●

The Company recorded a credit to the provision for loan losses of $1.4 million for the current quarter compared to a provision in the linked quarter of $132 thousand. This represents a decrease of $1.5 million in the comparison. Overall, credit quality continued to improve during the quarter. While early stage delinquencies increased $1.1 million, total nonperforming loans declined $7.5 million or 14.8% primarily attributed to lower nonaccrual loans of $6.6 million or 26.8%. Watch list loans declined $13.7 million or 10.8%., and net charge-offs decreased $1.8 million.

●

Noninterest income was $6.0 million for the current quarter, an increase of $618 thousand or 11.5%. The increase in noninterest income was driven mainly by income related to the Company’s equity interest in its three tax credit partnerships. The Company recorded income of $418 thousand related to these partnerships in the current quarter compared with a loss of $61 thousand in the linked quarter. Nondeposit service charges, commissions, and fees increased $164 thousand or 13.3%, led by higher interchange fees of $78 thousand or 11.6%.

Farmers Capital Bank Corporation   *    Page 2 of 6

●	Noninterest expenses were $14.3 million, a decrease of $107 thousand or 0.7%. Expenses related to repossessed real estate were $938 thousand, which represents a decrease of $126 thousand or 11.8%.
●

Income tax expense was $2.0 million for the current quarter, an increase of $839 thousand or 74.9% compared to $1.1 million for the linked quarter. The effective income tax rates were 28.9% and 24.9% for the current and linked quarter, respectively. The effective income tax rate increase is mainly attributed to higher pretax income, a majority of which came from taxable sources.

Second Quarter 2014 Compared to Second Quarter 2013

●

Net income was $4.8 million or $.57 per common share for the second quarter of 2014, an increase of $1.3 million or $.16 per common share compared to the second quarter of 2013. The increase in net income is attributed primarily to a decrease in the provision for loan losses of $1.0 million, an increase in noninterest income of $550 thousand or 10.1%, and lower noninterest expense of $399 thousand or 2.7%. Net interest income and income tax expense increased $134 thousand or 1.0% and $832 thousand or 73.8%, respectively.

●

The $134 thousand increase in net interest income was driven by lower interest expense of $434 thousand or 14.3%, which offset lower interest income of $300 thousand or 1.8%. Interest expense on deposits decreased $420 thousand or 27.6% in the comparison. Interest income on loans was down $815 thousand or 6.0%, partially offset by an increase in interest on investment securities of $516 thousand or 16.6%.

●

Net interest margin was 3.40% for the current quarter, unchanged compared with a year earlier. Net interest spread was 3.24% and 3.23% in the current and year-ago quarters, respectively. Overall cost of funds decreased 11 basis points to 0.79%.

●

The $1.0 million decrease in the provision for loan losses is attributed to continuing improvement in the credit quality of the loan portfolio and a decline in outstanding loans. Nonperforming loans, early stage delinquencies, and watch list loans have each declined as of June 30, 2014 compared to a year earlier. Historical loss rates have also improved as lower recent charge-off activity has replaced the higher levels experienced in the early part of the Company’s rolling quarterly four year look-back period used when evaluating the allowance for loan losses.

●

Noninterest income was $6.0 million, an increase of $550 thousand or 10.1%. The increase was driven mainly by income related to the Company’s equity interest in its three tax credit partnerships. The Company recorded income of $418 thousand related to these partnerships in the current quarter compared with a loss of $54 thousand in the prior year second quarter. Nondeposit service charges, commissions, and fees increased $135 thousand or 10.7%. Net gains on the sale of loans decreased $169 thousand or 57.9% related to lower mortgage loan origination activity.

●

The decrease in noninterest expenses of $399 thousand or 2.7% is attributed mainly to lower expenses related to repossessed real estate of $547 thousand or 36.8%. The decrease in repossessed real estate expenses was driven by lower impairment charges of $521 thousand or 50.6%.

●

Income tax expense was $2.0 million for the current quarter, an increase of $832 thousand or 73.8% compared to $1.1 million for the same quarter of 2013. The effective income tax rates were 28.9% and 24.1% for the current and year-ago quarters, respectively. The effective income tax rate increase is mainly attributed to higher pretax income, with the taxable portion making up significantly all of the increase.

Six-month Comparison

●

Net income was $8.2 million or $.95 per common share for the first six months of 2014, an increase of $855 thousand or $.10 per common share compared to the same period of 2013. The increase in net income is primarily attributed to an increase in noninterest income of $512 thousand or 4.7%, lower noninterest expenses of $478 thousand or 1.6%, and a decrease in the provision for loan losses of $262 thousand or 26.4%. Net interest income increased $237 thousand or 0.9%. Income tax expense was up $634 thousand or 25.9%.

●

The $237 thousand increase in net interest income was driven by lower interest expense of $905 thousand or 14.6%, which offset a decrease in interest income of $668 thousand or 2.0%. Interest expense on deposits decreased $880 thousand or 27.6%. Interest income on loans decreased $1.7 million or 6.3%, partially offset by an increase in interest on investment securities of $1.0 million or 16.6%.

Farmers Capital Bank Corporation   *    Page 3 of 6

●

Net interest margin was 3.41% for the first six months of 2014, unchanged compared with the same period of 2013. Net interest spread was 3.25% in both the current and prior year periods. Overall cost of funds decreased 12 basis points to 0.80%.

●

The decrease in the provision for loan losses reflects the continued improvement in the credit quality of the loan portfolio combined with a decline in outstanding loans. Nonperforming loans, early stage delinquencies, and watch list loans have each declined in the comparison. Historical loss rates have also improved as a result of lower recent charge-off activity.

●

Noninterest income was $11.4 million, an increase of $512 thousand or 4.7%. The increase was driven mainly by income related to the Company’s equity interest in its three tax credit partnerships. The Company recorded income of $358 thousand related to these partnerships for the current year compared with a loss of $190 thousand in the prior year. Nondeposit service charges, commissions, and fees increased $178 thousand or 7.2%, including higher interchange fees of $62 thousand or 4.5%. Trust fees improved $114 thousand or 11.9% mainly due to higher fees associated with market value increases of managed assets. Net gains on the sale of loans decreased $411 thousand or 65.1% due to lower mortgage loan origination activity.

●

Noninterest expenses were $28.8 million, which represents a decrease of $478 thousand or 1.6% in the comparison. Expenses related to repossessed real estate decreased $375 thousand or 15.8%, driven by lower impairment charges of $648 thousand or 31.4%. The current year includes a net loss on the sale of repossessed properties of $94 thousand compared to a net gain of $280 thousand in the prior year.

●

Deposit insurance expense decreased $238 thousand or 20.9% mainly from the improved risk ratings used in the determination of the amount payable. Occupancy expense increased $160 thousand or 6.9%, boosted by higher maintenance and utilities costs of $84 thousand or 26.8% and $60 thousand or 15.1%, respectively.

●

Income tax expense was $3.1 million for the current six months, an increase of $634 thousand or 25.9% compared to $2.4 million for 2013. The effective income tax rates were 27.3% and 25.0% for the current and year-ago periods, respectively. The increase in the effective income tax rate is mainly attributed to higher pretax income, driven by a higher mix of taxable versus tax-exempt sources of revenue.

Balance Sheet

●

Total assets were $1.8 billion at June 30, 2014, a decrease of $29.1 million or 1.6% from March 31, 2014. Cash and cash equivalents decreased $26.0 million or 27.4%. Loans (net of unearned income) decreased $13.7 million or 1.4%, partially offset by an increase in investment securities of $8.5 million or 1.4% and other real estate owned of $3.6 million or 10.1%.

●

The decrease in cash and cash equivalents is attributed both to the redemption of a portion of the Company’s outstanding preferred stock in the amount of $10.0 million during the current quarter and the Company’s overall net funding position.

●

The $8.5 million increase in investment securities during the quarter was driven primarily by a $7.6 million increase in the unrealized gain on available for sale investment securities. Market values increased as a result of favorable changes in market interest rates. As market interest rates declined on longer term maturities, the overall value of fixed rate investments in the portfolio has increased. Proceeds from maturing or called investment securities will be used to fund higher earning loans as opportunities become available and are within acceptable risk strategies.

●

Nonperforming loans decreased $7.5 million or 14.8% during the quarter and make up 54.9% of the decrease in net loans. The decrease in nonperforming loans includes two larger-balance nonaccrual commercial real estate credits totaling $6.2 million that were reclassified to other real estate owned upon repossession of the related collateral.

●

The allowance for loan losses was $17.1 million or 1.76% of loans outstanding (net of unearned income) at June 30, 2014 compared to $18.7 million or 1.90% at March 31, 2014. Net loan charge-offs were $179 thousand and $2.0 million for the current three months and linked quarter, respectively. Net charge-offs as a percentage of outstanding loans (net of unearned income) were 0.02% and 0.21% in the current and linked quarters, respectively. The higher net charge-offs in the linked quarter were driven primarily by two events: charge-offs totaling $1.0 million related to a group of fraudulent loans initiated by a former loan officer and a charge-off of $755 thousand related to one credit secured by commercial real estate.

Farmers Capital Bank Corporation   *    Page 4 of 6

●	The ratio of nonperforming loans to loans outstanding (net of unearned income) improved to 4.5% at June 30, 2014 compared to 5.2% at March 31, 2014.
●

Other real estate owned was $39.0 million at quarter end, an increase of $3.6 million or 10.1% during the quarter. The increase was driven by the repossession of collateral previously securing two larger-balance nonaccrual commercial real estate credits totaling $6.2 million in total. Properties with an aggregate carrying value of $2.5 million were sold during the quarter with a related loss of $184 thousand.

●

Total deposits were $1.4 billion at June 30, 2014, a decrease of $26.6 million or 1.9% compared with March 31, 2014. Noninterest bearing deposit balances increased $9.9 million or 3.7%, but were offset by a decrease in interest bearing deposits of $36.4 million or 3.2%.

●

Short-term borrowings were $24.2 million, a decrease of $3.2 million or 11.5% in the linked quarter comparison. The decrease is attributed to short-term repurchase agreements with commercial depositors in the normal course of business. Long-term borrowings were unchanged at $177 million.

●

Shareholders’ equity was relatively unchanged at $176 million. Increases to equity from net income of $4.8 million and higher after-tax amounts related to the increase in the available for sale investment securities portfolio of $5.0 million were offset by the redemption of preferred stock in the amount of $10.0 million.

●

On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by bank regulators. Likewise, the regulatory capital for each of the Company’s subsidiary banks exceeds “well-capitalized” and the regulatory capital level for the two banks under agreements with their respective regulatory agencies exceed the targets established in those agreements.

Dividend Status

The Memorandum of Understanding entered into during 2009 between the Company and its primary banking regulators was terminated in March 2014 as a result of continued satisfactory compliance, most notably from the progress made in lowering nonperforming assets and increasing capital levels. Therefore, the Company is no longer required to receive permission from its banking regulators to make interest payments on its trust preferred securities or to pay dividends on its common and preferred stock. However, the Company’s current goal is to redeem all of its outstanding preferred stock before considering the payment of a dividend on its common stock. The Company redeemed 10,000 shares, or one-third, of its outstanding preferred stock on May 15, 2014. Further redemptions, which require regulatory approval, will be based on satisfactory financial performance and take into consideration the Company’s capital position, earnings, asset quality, and other factors. The timing and amount of any further redemption by the Company of its remaining outstanding preferred stock will be disclosed when it is assured.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky. The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel. Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission (“SEC”) could also impact current expectations. For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *    Page 5 of 6

Consolidated Financial Highlights-Unaudited

(In thousands, except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2014	March 31, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Interest income	$16,331	$16,374	$16,631	$32,705	$33,373
Interest expense	2,604	2,695	3,038	5,299	6,204
Net interest income	13,727	13,679	13,593	27,406	27,169
Provision for loan losses	(1,388)	132	(362)	(1,256)	(994)
Net interest income after provision for loan losses	15,115	13,547	13,955	28,662	28,163
Noninterest income	5,991	5,373	5,441	11,364	10,852
Noninterest expenses	14,323	14,430	14,722	28,753	29,231
Income before income tax expense	6,783	4,490	4,674	11,273	9,784
Income tax expense	1,959	1,120	1,127	3,079	2,445
Net income	$4,824	$3,370	$3,547	$8,194	$7,339

Net income	$4,824	$3,370	$3,547	$8,194	$7,339
Less preferred stock dividends and discount accretion	563	537	487	1,100	972
Net income available to common shareholders	$4,261	$2,833	$3,060	$7,094	$6,367

Basic and diluted net income per common share	$.57	$.38	$.41	$.95	$.85

Averages
Loans, net of unearned interest	$978,677	$994,050	$1,012,267	$986,321	$1,009,039
Total assets	1,801,531	1,812,636	1,802,628	1,807,053	1,798,019
Deposits	1,397,502	1,402,049	1,398,435	1,399,763	1,396,890
Shareholders’ equity	176,208	175,886	171,396	176,048	170,204

Weighted average common shares outstanding – basic and diluted	7,482	7,479	7,473	7,481	7,471

Return on average assets	1.07%	.75%	.79%	.91%	.82%
Return on average equity	10.98%	7.77%	8.30%	9.39%	8.70%

	June 30, 2014	March 31, 2014	December 31, 2013
Cash and cash equivalents	$68,987	$94,963	$68,253
Investment securities	620,070	611,591	613,585
Loans, net of allowance of $17,123, $18,690, and $20,577	953,056	965,229	979,306
Other assets	143,070	142,496	148,411
Total assets	$1,785,183	$1,814,279	$1,809,555

Deposits	$1,382,673	$1,409,232	$1,410,215
Federal funds purchased and other short-term borrowings	24,230	27,393	29,123
Other borrowings	176,767	176,813	176,850
Other liabilities	25,544	24,176	23,312
Total liabilities	1,609,214	1,637,614	1,639,500

Shareholders’ equity	175,969	176,665	170,055
Total liabilities and shareholders’ equity	$1,785,183	$1,814,279	$1,809,555

End of period tangible book value per common share[1]	$20.75	$19.49	$18.61
End of period per common share closing price	22.59	22.46	21.75

1Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.

Farmers Capital Bank Corporation   *    Page 6 of 6